Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: OCTOBER 22, 2009		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2009,
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; October 22, 2009 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter net sales of $67,676,000, a decrease of 11% as compared to the same period of the prior fiscal year;

•	reported first quarter net income of $1,637,000 or $0.07 per share, as compared to net income of $2,687,000 or $0.12 per share for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.05 per share payable November 10, 2009 to shareholders of record November 3, 2009;

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended September 30
	2009	2008	% Change
Net Sales	$67,676	$75,838	(10.8)%

Operating Income	$2,497	$4,216	(40.8)%

Net Income	$1,637	$2,687	(39.1)%

Earnings Per Share (diluted)	$0.07	$0.12	(41.7)%

	9/30/09	6/30/09
Working Capital	$74,731	$72,500
Total Assets	$171,957	$153,118
Long-Term Debt	$1,122	$--
Shareholders’ Equity	$145,659	$130,473

LSI Industries Inc. Fiscal 2010 Results
October 22, 2009

First Quarter Fiscal 2010 Results

Net sales in the first quarter of fiscal 2010 were $67,676,000, a decrease of 11% over last year’s first quarter net sales of $75,838,000.  Lighting Segment net sales decreased 20% to $39,641,000 (sales to the Commercial / Industrial lighting market decreased 29%), Graphics Segment net sales increased 5% to $22,097,000, Technology Segment net sales decreased 62% to $1,061,000, Electronic Components Segment net sales (a new segment comprised of the results of recently acquired LSI ADL Technology) were $3,238,000 and net sales of the All Other Category decreased 27% to $1,639,000.  The fiscal 2010 first quarter net income of $1,637,000 or $0.07 per share, compares to a fiscal 2009 first quarter net income of $2,687,000, or $0.12 per share.  First quarter fiscal 2010 includes the following significant non-recurring pre-tax expenses:  acquisition deal costs of $513,000; acquisition-related fair value inventory adjustment of $526,000 related to purchase accounting requirements of LSI ADL Technology’s finished goods and work-in-process inventory.  Earnings per share represents diluted earnings per share.

Reportable Business Segments – New Segment Added

As a result of the acquisition of LSI ADL Technology in July 2009, the Company has added a reportable business segment named the Electronic Components Segment in which to report the results of this new subsidiary.  Therefore, results will now be reported in four Business Segments and one All Other Category.  The following operations are included in the Lighting Segment:  LSI Ohio Operations, LSI Metal Fabrication, LSI MidWest Lighting, LSI Lightron and LSI Greenlee Lighting.  The following operations are included in the Graphics Segment:  Grady McCauley, LSI Retail Graphics and LSI Integrated Graphics.  The Technology Segment includes LSI Saco Technologies.  The following operations are included in the All Other Category:  LSI Marcole, LSI Images, LSI Adapt and Corporate Administration expenses.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “General economic weakness continued to affect our specialty niche markets and Commercial / Industrial lighting business during the first quarter of fiscal 2010.  Our rollout for the largest LED lighting project in the industry to date for a major national convenience store customer is going well, is already being expanded in scope, and likely will have its greatest earnings impact during the second quarter of this fiscal year.  We are continuing to enhance our solid-state lighting product offering with new technology developments protected by additional patents.  We are also investing in additional LED manufacturing capacity to meet the demands of steadily improving LED lighting sales volume coming from both our core markets as well as new market opportunities.  We believe the quick service restaurant industry is showing early indications of new activity in remodeling and upgrading.  We also believe the convenience store and petroleum markets are striving to grow their food and drink share of the market and this should ultimately bode well for LSI Industries.”

The first quarter of 2010 produced the Company’s second largest quarterly billings to date in the LED video board markets.  The cost-cutting and efficiency actions we have been taking during this recessionary period generated profitable operations on substantially lower sales.  Specifically, first quarter net income of $1,637,000 ($0.07 per diluted share) was realized on an 11% decrease in net sales.  Acquisition deal expenses and purchase accounting requirements in connection with the acquisition of AdL Technology impacted pretax earnings in the aggregate amount of approximately $1.0 million.  Without these acquisition-related costs, we would have reported net income of approximately $2.3 million or $0.10 per share.  Our cash flow continues to be positive and our balance sheet remains strong as we weather this storm and watch for additional signs of improving business conditions.  Our position as a leader in solid-sate LED lighting and graphics products is well established and we have the production capability and other resources to take advantage of opportunities as markets improve.  We invite all of our shareholders to attend our Annual Shareholder’s Meeting on November 19th at the Company’s offices.  We will be showcasing our new technology center as well as sharing why we feel so positive about the future of LSI’s business.”

LSI Industries Inc. Fiscal 2010 Results
October 22, 2009

Balance Sheet

The balance sheet at September 30, 2009 included current assets of $96.9 million, current liabilities of $22.1 million and working capital of $74.7 million.  The current ratio was 4.38 to 1.  The Company has shareholders’ equity of $145.7 million, $1.1 million of long-term debt, and has borrowing capacity on its commercial bank facilities as of September 30, 2009 of $45 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $45 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable November 10, 2009 to shareholders of record as of November 3, 2009.  The indicated annual cash dividend rate for fiscal 2010 is $0.20 per share.  LSI Industries has paid regular cash dividends since 1989.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net income for the three month period ended September 30, 2009.  Adjusted net income and earnings per share, which excludes the impact of the LSI ADL Technology acquisition deal costs and acquisition-related fair value inventory adjustment is a non-GAAP financial measure.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measure to net income for the period indicated, excluding the acquisition related costs.

(in thousands, except per share); unaudited
	First Quarter Fiscal 2010
	Dollars	Diluted EPS
Reconciliation of net income to adjusted net income:
Net income as reported	$1,637	$0.07
Adjustment for the acquisition deal costs and acquisition-related fair value inventory adjustment, inclusive of the income tax effect	634	0.03
Adjusted net income and earnings per share	$2,271	$0.10

LSI Industries Inc. Fiscal 2010 Results
October 22, 2009

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, potential costs associated with litigation and regulatory compliance, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, the cyclical and seasonal nature of our business, the ability to retain key employees of acquired businesses and any other factors that may be identified in our reports filed with the Securities and Exchange Commission, including our Form 10-K.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North American, South American, Asian, Australian, New Zealand and European markets.

Building upon its success with the Crossover® LED canopy fixture, LSI is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Company also designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment.  The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,400 people in facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.  More information on LSI’s quarterly earnings, including additional financial analysis and an earnings overview presentation, will also be available at this site after the Investor Call to be held at 3:00 p.m. Eastern Time today.

LSI Industries Inc. Fiscal 2010 Results
October 22, 2009

Condensed Statements of Operations

 (in thousands, except per
 share data; unaudited)

	Three Months Ended September 30
	2009	2008
Net sales	$67,676	$75,838
Cost of products & services sold	51,079	57,659
Gross profit	16,597	18,179

Selling and administrative expenses	14,100	13,963

Operating income	2,497	4,216

Interest expense, net	34	5

Income before income taxes	2,463	4,211

Income tax expense	826	1,524

Net income	$1,637	$2,687

Income per common share
Basic	$0.07	$0.12
Diluted	$0.07	$0.12

Weighted average common shares outstanding
Basic	23,683	21,796
Diluted	23,688	21,805

Condensed Balance Sheets
 (in thousands, unaudited)

	September 30, 2009	June 30, 2009
Current Assets	$96,872	$92,117
Property, Plant and Equipment, net	44,939	42,043
Other Assets	30,146	18,958
	$171,957	$153,118

Current Liabilities	$22,141	$19,617
Long-Term Debt	1,122	--
Other Long-Term Liabilities	3,035	3,028
Shareholders’ Equity	145,659	130,473
	$171,957	$153,118